Exhibit 4.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”), dated as of _________ __, 2020, is made by and among Transportation and Logistics Systems Inc., a Nevada corporation (the “Company”), and _______________ as the holder of the Exchange Securities (as defined below) (the “Holder”).

WHEREAS, the Holder holds Original Issue Discount Senior Secured Convertible Promissory Notes and Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) as more specifically set forth on Exhibit A attached hereto (the “Exchange Securities”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”), the Company desires to exchange with the Holder, and the Holder desires to exchange with the Company, the Exchange Securities for ______________ shares of the Company’s Series D Convertible Preferred Stock (the “Series D”), with such designations, rights, preferences, limitations and restrictions as set forth in the Certificate of Designation contained in Exhibit B attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Terms of the Exchange. The Company and the Holder agree that the Holder will exchange the Exchange Securities held by the Holder and will relinquish any and all other rights it may have under the Exchange Securities in exchange for the Series D.

2. Closing. Upon of the conditions set forth herein, a closing shall occur at the principal offices of the Company, or such other location as the parties shall mutually agree.

a. General. At closing, the Company shall deliver to the Holder the Series D. Upon closing, any and all obligations of the Company to Holder under the Exchange Securities shall be fully satisfied, the Holder will have no remaining rights, powers, privileges, remedies or interests under the Exchange Securities. On the closing date, the Company shall execute and cause its Transfer Agent to execute the form of reserve letter attached as Exhibit C.

b. Withdrawal of Series A. As a condition precedent to the closing, the Company shall have filed a certificate of withdrawal with the Secretary of State of Nevada withdrawing its Series A Convertible Preferred Stock.

3. Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4. Representations and Warranties of the Holder. The Holder represents and warrants as of the date hereof and as of the closing to the Company as follows:

a. Authorization; Enforcement. The Holder has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder and no further action is required by the Holder. This Agreement has been (or upon delivery will have been) duly executed by the Holder and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b. Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Holder relied solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

c. Information Regarding Holder. The Holder is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Holder to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Holder has the authority and is duly and legally qualified to purchase and hold the Series D. The Holder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

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d. Legend. The Holder understands that the Series D (and the Underlying Shares, as defined herein) will be issued pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws, and except as set forth below, the Series D shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, A “NO-ACTION” LETTER FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

e. Removal of Legends. Certificates evidencing shares of Common Stock issuable upon the conversion of the Series D (the “Underlying Shares”) shall not be required to contain the legend set forth in Section 4(d) above or any other legend.

f. Restricted Securities. The Holder understands that: (i) the Series D (and the Underlying Securities) have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to the Holder, in a form reasonably acceptable to the Company, to the effect that such Series D to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Holder provides the Company with reasonable assurance that such Series D (or Underlying Securities, as applicable) can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); and (ii) any sale of the Series D (or Underlying Securities) made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Series D (or Underlying Securities) under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

5. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Holder:

a. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Exchange Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the board of directors of the Company or the Company’s stockholders in connection therewith, including, without limitation, the issuance of the Series D has been duly authorized by the Company’s board of directors and no further filing, consent, or authorization is required by the Company, its board of directors or its stockholders. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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b. Organization and Qualification. Each of the Company and its subsidiaries (the “Subsidiaries”) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Exchange Documents or (iii) the authority or ability of the Company to perform any of its obligations under any of the Exchange Documents. Other than its Subsidiaries, there is no Person (as defined below) in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

c. No Conflict. The execution, delivery and performance of the Exchange Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Series D will not (i) result in a violation of the Certificate of Incorporation (as defined herein) or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or Bylaws (as defined herein) of the Company or any of its Subsidiaries, (ii) except as set forth in the SEC Documents (as defined herein), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of The OTC Markets Group (the “Principal Market”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a Material Adverse Effect.

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d. No Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Exchange Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date of this Agreement, and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Exchange Documents. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

e. Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Holder contained herein, the offer and issuance by the Company of the Series D is exempt from registration under the Securities Act. The offer and issuance of the Series D is exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) thereof. The Company covenants and represents to the Holder that neither the Company nor any of its Subsidiaries has received, anticipates receiving, has any agreement to receive or has been given any promise to receive any consideration from the Holder or any other Person in connection with the transactions contemplated by the Exchange Documents. The Company hereby acknowledges that the holding period of the Series D (and Underlying Shares) shall tack back to the date the Exchanged Securities were originally issued by the Company to the Holder (or its assignor) and it covenants not to take any position to the contrary.

f. Issuance of the Series D. The issuance of the Series D is duly authorized by the Company. The issuance of shares of the Underlying Shares upon conversion of the Series D is duly authorized and, when issued in accordance with the Series D, will be duly and validly issued, fully paid and non-assessable, free from all taxes, liens, charges and other encumbrances imposed by the Company other than restrictions on transfer provided for in such documents.

g. [Intentionally Omitted].

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h. Equity Capitalization. Except as disclosed in the SEC Documents: (i) none of the Company’s or any Subsidiary’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company or any Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Series D; (viii) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the Company’s filings with the Commission (the “SEC Documents”) which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or could not have a Material Adverse Effect. The Company has furnished to the Holder true, correct and complete copies of the Company’s Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto that have not been disclosed in the SEC Documents.

i. Shell Company Status. The Company is not, and has not been in the last three years, an issuer identified in, or subject to, Rule 144(i) of the Securities Act.

6. Additional Acknowledgments. The Holder and the Company confirm that the Company has not received any consideration for the transactions contemplated by this Agreement. Pursuant to Rule 144 promulgated by the Commission pursuant to the Securities Act and the rules and regulations promulgated thereunder as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144, the holding period of the Series D (and Underlying Shares) tacks back to the issue date of the Exchange Securities. The Company hereby confirms that the Holder (who is exchanging the Exchange Securities) currently is not and will not be upon closing of this Agreement (individually or together as a group) deemed an “affiliate” as defined in Rule 144. The Company agrees not to take a position contrary to this paragraph.

7. Release by Each Holders. In consideration of the foregoing, the Holder releases and discharges Company, Company’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Company Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Company Parties which Holder ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, arising under the Exchange Securities. It being understood that this Section 7 shall be limited in all respects to only matters arising under or related to the Exchange Securities and shall under no circumstances constitute a release, waiver or discharge with respect to the Series D or any Exchange Documents or limit the Holder from taking action for matters with respect to the Series D or any Exchange Document or events that may arise in the future.

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8. Miscellaneous.

a. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

b. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, City of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

d. Counterparts/Execution. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

e. Notices. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by email, to the respective parties as set forth below, or to such other address as either party may notify the other in writing.

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If to the Company, to:

Transportation and Logistics Systems, Inc.

5500 Military Trail

Suite 22—357

Jupiter, FL 33458

Attn: John Mercandante, CEO

john@primeefs.com

With a copy to (which shall not constitute notice):

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attn: Robert S. Matlin, Esq.

Robert.matlin@klgates.com

If to the Holder, to the address set forth on the signature page of the Holder.

f. Expenses. The parties hereto shall pay their own costs and expenses in connection herewith.

g. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between the parties. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

h. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

i. Pledge of Series D. The Company acknowledges and agrees that the Series D may be pledged by the Holder in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Series D. The pledge of the Series D shall not be deemed to be a transfer, sale or assignment of the Series D hereunder, and if the Holder effects a pledge of the Series D it shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Series D may reasonably request in connection with a pledge of the Series D to such pledgee by the Holder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:
Name:	John Mercadante
Title:	Chief Executive Officer

[INVESTOR]

By:
Name:
Title:

Address for Notices and delivery of Series D:

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EXHIBIT A

Exchange Securities

Holder	Principal Amount of Original Issue Discount Senior Secured Convertible Promissory Notes	Warrants to Purchase Common Stock

[Investor]	$[●]	[●]

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EXHIBIT B

Certificate of Designation of Series D

[Attached]

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EXHIBIT C

Reserve Letter

[Attached]

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TRANSPORTATION & LOGISTICS SYSTEMS, INC.

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

Equiniti Trust Company

Attention: EQ Shareowner Services

1100 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

July ___, 2020

Ladies and Gentlemen:

Transportation and Logistics Systems, Inc. (“Issuer”) a Nevada corporation and [INVESTOR] (“Investor”) have entered into an Exchange Agreement dated as of July 20, 2020 (the “Agreement”) providing for the issuance of [●] shares of the Company’s Series D Convertible Preferred Stock (the “Preferred Shares”).

A copy of the Certificate of Designations, Preferences, Rights and Limitations of the Preferred Shares is attached hereto (the “Certificate of Designation”). Equiniti Trust Company (“You” or “Equiniti”) should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained herein. The shares to be issued are to be registered in the name of the registered holder of the Preferred Shares submitted for conversion or exercise.

In accordance with this Irrevocable Transfer Instruction Agreement, you are hereby irrevocably authorized and instructed to reserve [●] shares of common stock (“Common Stock”) of the Company for issuance upon conversion of the Preferred Shares. The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company so long as there are sufficient authorized and unissued shares of the Company not otherwise reserved available to do so. In addition, you are hereby directed, upon being notified by the Company, to adjust the share reserve in accordance with Section 8 of the Certificate of Designation. Notwithstanding anything to the contrary in this Agreement, Equiniti has no obligation to confirm the accuracy of a notice of conversion (a “Conversion Notice”).

Equiniti is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company to the Investor, and remove all stop-transfer instructions relating to such shares, upon Equiniti’s receipt from the Investor of a Conversion Notice or notice by Investor’s counsel that the shares have been registered under the Securities Act of 1933 (“1933 Act”) or otherwise may be sold pursuant to Rule 144 without any restriction, and the Company or its counsel or Investor’s counsel provides an opinion of counsel to that effect in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to Equiniti), together with other documentation that may reasonably be requested, and the number of shares to be issued are less than 9.99% of the total issued and outstanding common stock of the Company (unless this requirement has been waived by the Company and the Investor in accordance with the Certificate of Designation), such shares shall be issued to the account of the Investor either (i) electronically by crediting the account of a Prime Broker with the Depository Trust Company through its Deposit/Withdrawal Agent Commission system, provided that the Company has been made FAST/DRS eligible by DTCC (DWAC), or (ii) in certificated form without any legend which would restrict the transfer of the shares, and you should remove all stop-transfer instructions relating to such shares (such shares shall be issued from the reserve, and the number of shares reserved shall be reduced on a one-for-one basis with the shares issued, but in the event there are insufficient reserve shares of Common Stock to accommodate a Conversion Notice, Equiniti and the Company agree that the Conversion Notice should be completed using authorized but unissued shares of Common Stock that the Company has in its treasury that are not otherwise reserved). If the shares of Common Stock are eligible to be electronically delivered via DWAC ((i) above), the shares of Common Stock shall be delivered in that manner. Equiniti is not responsible for the accuracy set forth in the Conversion Notice.

The Company hereby requests that your firm act promptly, without unreasonable delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, including claims that may be asserted by the Company, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved this Irrevocable Transfer Instruction Agreement including the irrevocable instructions and does hereby extend the Company’s irrevocable agreement to indemnify Equiniti for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

All processing fees will be expected and payable upon receipt of the request from the presenter of such request. The Company and Investor understand and agree that Equiniti’s fee schedule is subject to change and the Company agrees to pay the full amount of any such conversion according to the Equiniti fee schedule then in force. Equiniti shall not be obligated to process any request until and unless its fees are paid. Further, the Company and Investor understand and acknowledge that in the event that the Company is delinquent in payment of fees due Equiniti in an amount less than $1,500, Equiniti will honor conversion requests with the additional payment of $200.00 per request. In the event that the Company is suspended with Equiniti due to non-payment with an account balance owing in excess of $2,500, Investor or Company will be required to bring the account balance current before any transactions will be processed.

The Company agrees that the Equiniti may resign as the Company’s Transfer Agent. In that event, or in the event that the Company terminates Equiniti, Equiniti reserves the right to and may complete any issuance or transfer requests then pending. The Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions within five business days. In the event that the Company decides to terminate Equiniti, 30 days’ notice of termination must be given and a fee of $350 per irrevocable instruction letter must be paid prior to termination. Equiniti shall abide by the obligations under this Agreement during the 30 day termination period.

The Company hereby authorizes the issuance of such number of shares under the terms of the Certificate of Designation and any such shares shall be considered fully paid and non-assessable at the time of their issuance. The Company and the Investor agree that Equiniti will be notified in writing by the Company and the Investor when the Preferred Shares have been fully converted and if there are any remaining shares in the reservation that are to be released and returned to the Company’s authorized shares.

The Investor and Company expressly understand and agree that nothing in this Irrevocable Transfer Instruction Agreement shall require or be construed in any way to require Equiniti, in its sole discretion, to do, take or not do or take any action that would be contrary to any court order, any Federal or State law, rule, or regulation including but expressly not limited to both the 1933 Act and the Securities Exchange Act of 1934 as amended, the rules and regulations promulgated thereunder by the Securities and Exchange Commission, or the transfer agent agreement with the Company.

The Company hereby directs you, upon request by the Investor to immediately provide any capitalization structure information pertaining to the number of common shares of the Company that are issued and outstanding and the amount reserved for the Investor without any further action or confirmation by the Company.

The Investor is intended to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

Transportation and Logistics Systems, Inc.		[Investor]

By:		By:
Name:	John Mercadante, Jr.	Name:
Title:	Chief Executive Officer	Title:

Acknowledged and Agreed:
Equiniti Trust Company

By:
Name:
Title: